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                                                                EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 20, 1996 appearing on page F-2 of Developers Diversified Realty Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our reports dated (i) January 31, 1995 relating to the statement of revenue and certain expenses for the year ended December 31, 1994 of Airport Square, March 31, 1995 relating to the statement of revenue and certain expenses for the year ended December 31, 1994 of Wando Crossing and April 14, 1995 relating to the statement of revenue and certain expenses for the year ended December 31, 1994 of The Shoppes of Boot Ranch, appearing on pages F-2, F-5 and F-8, respectively, of the Current Report on Form 8-K dated May 8, 1995, and (ii) October 17, 1995 relating to the statement of revenue and certain expenses for the year ended December 31, 1994 of the Selected Homart Community Center Properties and October 12, 1995 relating to the statement of revenue and certain expenses for the year ended November 30, 1995 of Eastwood Festival Centre, appearing on pages F-2 and F-6, respectively, of the Current Report on Form 8-K dated November 3, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP
Cleveland, Ohio
June 7, 1996